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                                                                    EXHIBIT 99.3

                        LETTER TO CLIENTS FOR OLD NOTES

                            BELL MICROPRODUCTS INC.
                       OFFER TO EXCHANGE ITS OUTSTANDING

   3 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2024 (CUSIP NOS. 078137 AB 2 AND
                                  078137 AA 4)


                         PURSUANT TO ITS EXCHANGE OFFER
              DESCRIBED IN THE PROSPECTUS DATED NOVEMBER 16, 2004

To Our Clients:

     Enclosed is a Prospectus dated November 16, 2004 (the "Prospectus") and a related Letter of Transmittal (the "Letter of Transmittal"), which together constitute the "Exchange Offer" relating to Bell Microproducts Inc.'s (the "Company") exchange offer with respect to its above-listed securities (the "Old Notes"). Pursuant to the Exchange Offer, the Company is offering to exchange for the Old Notes a like Principal Amount of 3 3/4% Convertible Subordinated Notes, Series B due 2024 (the "New Notes"). The New Notes will be issued by the Company, and except as described in the Prospectus, will have terms substantially identical to terms of the Old Notes.

     We are writing to request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We are the participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the participant in the book-entry transfer facility and pursuant to your instructions. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER OLD NOTES HELD BY US FOR YOUR ACCOUNT.

     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 17, 2004 UNLESS EXTENDED, SO IT IS IMPORTANT THAT YOU READ THE PROSPECTUS AND LETTER OF TRANSMITTAL AND FURNISH US WITH YOUR INSTRUCTIONS AS PROMPTLY AS POSSIBLE.

     We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal. Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the holder is not an "Affiliate" of the Company, and (ii) if the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, we will represent on behalf of such broker-dealer that the Old Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, such broker-dealer is not agreeing that it may be deemed to be an "underwriter" within the meaning of the Securities Act.

     The Exchange Offer is subject to various conditions set forth in the Prospectus.

                                         Very truly yours,

                                         WELLS FARGO BANK, NATIONAL ASSOCIATION